Exhibit 99.2

PRELIMINARY SUMMARY TERM SHEET
OCTOBER 16, 2009

This Preliminary Summary Term Sheet is intended as an outline only and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the transactions contemplated hereby.

Parties:

Issuer:	Eagle Rock Energy Partners, L.P. (the “Issuer”)

ERH:	Eagle Rock Holdings, L.P. (“ERH”), which wholly owns G&P LLC and the limited partnership interests of ERGP

ERGP:	Eagle Rock Energy GP, L.P. (“ERGP”), which is the general partner of Issuer

G&P LLC:	Eagle Rock Energy G&P, L.L.C. (“G&P LLC”), which is the general partner of ERGP

BSMC:	Black Stone Minerals Company, LP and certain affiliates and co-investors, including an affiliate of the LeFrak Organization (collectively, “BSMC”)

Transactions:
A combination of transactions primarily comprising:  (a) public offering of common units by Issuer; (b) BSMC equity investment commitment to support the public equity offering; (c) BSMC’s purchase of Issuer’s royalty and mineral assets; (d) option to Issuer to repurchase up to 2.8 million common units purchased by BSMC through the equity investment commitment; and (e) option to Issuer to repurchase 15% of the royalty and mineral assets acquired by BSMC.

Equity Offering:
Issuer will use its best efforts to register and complete a public offering of $100 million of common units at a per unit price to the public of not less than $3.40 (the “Public Equity Offering”), to be marketed and completed, if at all, no later than April 30, 2010.

BSMC Callable
Investment:
BSMC agrees to act as a standby purchaser of common units to the extent, if any, that the aggregate amount raised in the Public Equity Offering falls short of $100 million, with such BSMC investment obligation not to exceed $60 million at a price equal to $3.40 per unit (up to 17,647,059 common units newly issued to BSMC), to be called at Issuer’s election and issued as part of the Public Equity Offering no later than April 30, 2010 (the “Standby Equity Commitment”).  The Standby Equity Commitment is conditioned on the prior contribution by ERH and ERGP to Issuer of all incentive distribution rights associated with Issuer and all subordinated units of Issuer.

Acquisition of
Royalty and Mineral
Interests:
BSMC will acquire all of Issuer’s fee mineral and royalty interests and its interest in Ivory Working Interests, L.P. (the “R&M Assets”) for $157.5 million cash with an effective date of January 1, 2010.  The purchase will be subject to routine confirmatory title due diligence.  The effective date will provide that all cash received on account of production from the R&M Assets on or before January 1, 2010 will be for Issuer’s account.  The closing date (“Closing Date”) of the purchase of the R&M Assets shall occur as mutually agreed by BSMC and Issuer not later than December 31, 2009.

Option to Acquire
Common Units:
Should BSMC purchase any newly issued units through its Standby Equity Commitment, BSMC will grant an option to Issuer to acquire 2.8 million common units (or, if fewer, all units) so purchased by BSMC at BSMC’s cost ($3.40 per unit), plus the excess, if any, of 5% per annum over distributions to BSMC in respect of such common units (the “Holding Cost”). This option will be exercisable until two years after the Closing Date and shall be assignable in whole, but not in part.

Conditional Option
to Acquire
R&M Assets:
BSMC will grant an option to Issuer to acquire 15% of the R&M Assets at BSMC’s cost. BSMC will retain all cash attributable to production prior to the acquisition following any exercise of such option.  The exercise of such option is conditioned on Issuer’s or its assignee’s agreement to concurrently purchase from BSMC, at BSMC’s election, 2.8 million common units (or, if fewer, all units) purchased by BSMC through its Standby Equity Commitment at BSMC’s cost ($3.40 per unit), plus the Holding Cost.  This option will be exercisable until two years after the Closing Date and shall be assignable in whole, but not in part.

Use of Proceeds:
Proceeds from any Public Equity Offering, including pursuant to the Standby Equity Commitment, and the sale of the R&M Assets will be used by Issuer (i) to pay down existing debt of Issuer, and (ii) for other general corporate purposes, including potential hedge resets.

Approvals/
Amendments:	Issuer will seek any approvals or amendments to its partnership agreement necessary to effect the transactions contemplated hereby.

Definitive
Agreements:
This proposal is not binding. The matters set forth herein are subject to the satisfactory negotiation, execution, and delivery of definitive agreements among the parties setting forth in detail the terms, provisions and conditions for the transactions.